LIBERTY BANCORP, INC.

PRESS RELEASE

Contact:	Brent M. Giles President and Chief Executive Officer Liberty Bancorp, Inc. 16 West Franklin Liberty, MO 64068 (816) 781-4822

Liberty Bancorp, Inc. Announces Financial Results for the Quarter and Year-Ended September 30, 2007

Liberty, Missouri (November 8, 2007) - Liberty Bancorp, Inc. (NASDAQ:  LBCP) announced today net earnings for the quarter ended September 30, 2007 of $605,000, or $.13 per diluted share, compared to net earnings of $468,000, or $.10 per diluted share, for the quarter ended September 30, 2006. Net earnings for the year ended September 30, 2007 increased to $1,944,000, or $.42 per diluted share, compared to net earnings of $1,463,000, or $.31 per diluted share, for the year ended September 30, 2006. Liberty Bancorp, Inc. conducts substantially all of its operations through its wholly-owned subsidiary, BankLiberty.

Net earnings increased by $137,000, or 29.3%, for the three-month period ended September 30, 2007 as compared to the same period in 2006 due primarily to higher noninterest income and lower noninterest expense, partially offset by lower net interest income.  The $481,000 increase in net earnings for the year ended September 30, 2007 as compared to the year ended September 30, 2006 was due to higher net interest income, lower provision for loan losses and higher noninterest income, partially offset by higher noninterest expense and income tax expense.

Net interest income decreased by 6.8% to $2.5 million for the three-month period ended September 30, 2007 as compared to the same period last year.   This decrease was due to a smaller interest rate spread, partially offset by a higher level of net interest-earning assets.   Noninterest income increased to $474,000 for the three-month period ended September 30, 2007 as compared to $328,000 for the comparable period in 2006,  primarily due to an increase in the cash surrender value of bank-owned life insurance.  Noninterest expense decreased $125,000 for the comparable three month periods primarily due to a decrease in advertising, professional services and supplies expense, partially offset primarily by an increase in occupancy and other noninterest expenses.   During the year ended September 30, 2007, net interest income increased by $1.0 million to $10.1 million due to an increase in net interest-earning assets, partially offset by a smaller interest rate spread.  The provision for loan losses decreased due to an increase in recoveries of previously charged off loans.  Noninterest income increased for fiscal 2007 as compared to fiscal 2006 primarily due to an increase in the cash surrender value of bank-owned life insurance and deposit account service charges. Noninterest expense increased from $7.2 million for fiscal 2006 to $8.0 million for fiscal 2007 primarily due to an increase in compensation, occupancy, net expenses from operations from foreclosed real estate and other noninterest expenses, partially offset by a decrease in advertising expenses.  Income taxes increased for fiscal 2007 due to higher earnings before income taxes, partially offset by a lower effective tax rate.

Total assets increased $45.6 million to $333.2 million as of September 30, 2007 as compared to total assets of $287.6 million as of September 30, 2006.   Total loans and mortgage-backed securities increased by $27.4 million during the same period due primarily to increased commercial real estate and non-real estate and construction lending, partially offset by a decrease in mortgage-backed securities.   During the year ended September 30, 2007, total customer and brokered deposits increased by $53.8 million due to an increase in money market accounts and noninterest checking accounts and brokered certificates, partially offset by a decrease in interest-bearing checking and retail certificate accounts.  Stockholders’ equity increased $1.2 million during the fiscal year ending September 30, 2007 primarily due to an increase in net earnings, the amortization of ESOP and stock-based compensation expenses and a decrease in unrealized losses on investments and mortgage-backed securities, net of taxes, partially offset by the payment of dividends and the purchase of common stock used to fund restricted stock awards.

Liberty Bancorp, Inc., through its wholly owned subsidiary BankLiberty, offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in Liberty, Missouri and has six additional retail banking facilities in the Kansas City metropolitan area.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.

LIBERTY BANCORP, INC.
Financial Highlights
(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2007	September 30, 2006
ASSETS
Cash and cash equivalents	$9,042	$13,404
Securities	49,514	37,835
Loans and mortgage-backed securities	252,304	224,899
Other assets	22,326	11,423

Total Assets	$333,186	$287,561

LIABILITIES
Customer and brokered deposits	$252,305	$198,471
FHLB advances	26,430	34,064
Other liabilities	4,256	6,045

Total Liabilities	282,991	238,580
Total Stockholders' Equity	50,195	48,981
Total Liabilities & Stockholders' Equity	$333,186	$287,561

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
	Three Months Ended		Years Ended
	September 30,		September 30,
	2007	2006	2007	2006

Interest income	$5,533	$4,761	$20,563	$16,664
Interest expense	3,033	2,079	10,494	7,600
Net interest income	2,500	2,682	10,069	9,064
Provision for loan losses	137	167	602	852
Net interest income after provision for loan losses	2,363	2,515	9,467	8,212
Total noninterest income	474	328	1,477	1,237
Total noninterest expense	1,991	2,116	8,046	7,203
Earnings before income taxes	846	727	2,898	2,246
Income taxes	241	259	954	783
Net Earnings	$605	$468	$1,944	$1,463
Basic earnings per share	$.13	$.10	$.42	$.32
Diluted earnings per share	$.13	$.10	$.42	$.31

Weighted-average shares outstanding for periods prior to the conversion date have been adjusted by the exchange ratio of 3.5004 to calculate earnings per share.